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                                                                     EXHIBIT 23


The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (No.'s 333-61733, 333-56207, 33-46476, 33-22531, 33-22299, 33-58807, 333-16695,
333-01385) on Form S-8 and (No. 333-03497) on Form S-3 of The Home Depot, Inc. of our report dated May 18, 1999, relating to the statements of net assets available for benefits of The Home Depot Futurebuilder 401(K) and Employee Stock Ownership Plan as of December 31, 1998, 1997 and 1996, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 11-K of The Home Depot Futurebuilder 401(K) and Employee Stock Ownership Plan.




/s/ KPMG LLP

Atlanta, Georgia
June 23, 1999